Exhibit 99.1
Chord Energy Announces Updates to Executive Leadership Team

Houston, Texas — March 6, 2024 — Chord Energy Corp. (Nasdaq: CHRD) (“Chord,” "Chord Energy" or the “Company”) announced today that Michael Lou will serve as Executive Vice President, Chief Strategy Officer and Chief Commercial Officer and Shannon Kinney will serve as Executive Vice President, Chief Administrative Officer, and General Counsel. Additionally, Richard Robuck has been promoted to Executive Vice President and Chief Financial Officer.

“Michael has been an integral part of the Chord team, and a critical part of our highly successful strategic and commercial efforts over the past several years,” said Danny Brown, President and CEO of Chord Energy. “As we look to the future, I’m pleased and excited to have Michael working to build on the progress we’ve made, to accelerate improvements, and to position the company with new and valuable opportunities as we move forward. I’m also pleased to announce that we’re expanding Shannon’s current role. Shannon has proven to be a highly capable leader and her new responsibilities will include Human Resources and Sustainability, as well as Legal, allowing the organization to better leverage her talent.”

Mr. Brown added, “Richard has served in finance leadership capacities within the organization for 14 years, including his role as CFO of Oasis’ midstream business from 2017 through 2022 and most recently as Chord’s SVP of Planning and Investor Relations. The board and I have every confidence in his leadership capabilities and look forward to Richard’s continued contributions across the organization in his new role.”

About Chord Energy Corp.
Chord Energy Corp. is an independent exploration and production company with quality and sustainable long-lived assets in the Williston Basin. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company's website at www.chordenergy.com.

Contact:
For further information: Bob Bakanauskas, Managing Director, Investor Relations, (281) 404-9600